                                                                   EXHIBIT 11.00

                                 NETEGRITY, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

                      (In thousands, except per share data)



                                                       Three months ended
                                                          September 30,
                                                       1999           1998
                                                     Restated       Restated
                                                     --------       --------

BASIC AND DILUTED:

Average Common shares outstanding                      10,576         9,398

Net loss attributable to common stockholders          $(2,648)      $(1,229)

Per share amount                                      $ (0.25)      $ (0.13)



                                                        Nine months ended
                                                          September 30,
                                                       1999           1998
                                                       ----           ----

BASIC AND DILUTED:

Average Common shares outstanding                      10,273         9,348

Net loss attributable to common stockholders          $(6,918)      $(6,611)

Per share amount                                      $ (0.67)      $ (0.71)



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